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                                                                    Exhibit 4.21


                               SERVICES AGREEMENT


THIS AGREEMENT is made as of January 1, 2004.

         BETWEEN: Internet Initiative Japan, Ltd., a corporation organized and existing under the laws of Japan, located at Jinbo-cho Mitsui Building, 1-105 Kanda Jinbo-cho, Chiyoda-ku, Tokyo, Japan 101-0051 (hereinafter referred to as IIJ).

         AND IIJ America, Inc., a corporation organized and existing under the laws of the State of California, in the United States of America, located at 1211 Avenue of the Americas, Suite 2900, New York, New York 10036, USA (hereinafter referred to as IIJA).

WHEREAS, IIJ is an Internet services provider based in Japan that operates a Backbone Network for Internet connectivity between various points in Asia and the United States;

WHEREAS, IIJA has special skills and knowledge in connection with establishing, operating and maintaining the United States portions of the Backbone Network;

WHEREAS, under the terms and conditions herein set forth, the parties hereto desire that IIJA provide services to IIJ.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration received, the parties hereto agree as follows:

1.   TERM

     Subject to the other provisions contained in this Agreement, the initial term of this Agreement shall be for a period of twelve months commencing on January 1, 2004 and continuing until December 31, 2004; provided, however, that the term of this Agreement shall automatically be extended for additional periods of twelve months each unless either party hereto gives to the other party hereto, at least 30 days prior to the expiration of the then existing term hereof, written notice of the termination, with or without cause, of this Agreement as of the end of the then existing term hereof.

2.   SERVICES

     During the term hereof, IIJA shall exercise its best efforts to provide the assistance and services specified on Exhibit I hereto, as the same may from time to time be amended with the written consent of both parties hereto.

3.   EXAMINATION OF BOOKS AND RECORDS



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     IIJ shall have the right at its expense to examine the books and records of
     IIJA in connection with this Agreement during normal business hours at IIJA's offices on reasonable notice.

4.   SERVICE FEES

     During the term hereof, in consideration of the services to be provided by IIJA under this Agreement, IIJ shall pay to IIJA a monthly Service Fee to be calculated as follows:

     4.1 Assignment and Allocation of Costs. IIJA shall assign and/or allocate all SG&A Costs and all Costs of Connection between IIJA's Backbone Division and IIJA's Own Division in the following manner.

       a. For the initial four month period of this Agreement, SG&A costs shall be allocated in accordance with pre-determined classifications of SG&A expenses: first, any salary, benefits and overhead costs that are directly related to only one of the Divisions shall be assigned to that Division in their entirety; second, any remaining personnel costs shall be allocated on the basis of the weighted aggregate average percentage of time spent by all allocable employees with respect to each Division's activities; third, any remaining business expenses such as travel and remaining overhead costs shall be allocated based on the percentages used for personnel costs for each Division; fourth, outsourcing expenses for professional services shall be allocated based on the estimated benefit that each Division shall enjoy from such services, or equally, if such benefits are not reasonably subject to estimation.

       b. For the initial four month period of this Agreement, IIJA shall, first, assign to each Division any Costs of Connection that are directly related to only one of the Divisions and, second, allocate any remaining Costs of Connection based on the relative amount of aggregate bandwidth committed to customers of both IIJ and IIJA as of October 2003. For subsequent years, the allocation percentage for the following year will be determined once a year based on the relative amount of aggregate bandwidth committed to customers of both IIJ and IIJA as of the end of October of the current year.

       c. Beginning in May 2004 and continuing each February, May, August and November subsequently, IIJA shall review and update the amounts of costs allocable to each Division, based on actual costs incurred during the immediately previous three month calculation periods from January through March, April through June, July through September, and October through December, respectively. The amounts of the allocable costs as updated as above, shall take effect as of May, August, November and the following February, respectively, and be used for determining the Monthly Service Fee as set forth in Section 4.2 for the current three month period.

     4.2 Monthly Service Fee.

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       a.     One-third of the actual Costs of Connection for each calculation period that are assigned and allocated to the Backbone Division shall be charged as part of the Service Fee on a monthly basis for the current three month period.

       b. For the first four months of this Agreement, the SG&A costs to be assigned and allocated shall be based on the average monthly amount actually incurred by IIJA's Backbone Division during the prior three month period of October through December 2003. Thereafter, the SG&A costs to be assigned and allocated shall be one-third of the actual SG&A costs of IIJA's Backbone Division for the relevant three month calculation period. The SG&A costs for each month that are assigned and allocated to the Backbone Division shall be multiplied by one (1) plus the Mark-Up Application Rate in effect for that year and the result shall be charged as part of the Service Fee.

     4.3 Mark-up Application Rate. The Mark-up Application Rate for the first year of this Agreement shall be eight (8) percent, although such rate can be subject to change under the following circumstances. In the event that IIJ and IIJA agree that the Mark-up Application Rate no longer results in an arm's length mark-up from a U.S. and Japanese transfer pricing perspective, such Mark-up Application Rate shall be adjusted to so result in an arm's length mark-up. Such adjusted Mark-up Application Rate shall be effective as of the date agreed to by the parties, which can be retroactive to an earlier point in the current calendar year.

      4.4 True-up of Service Fee. Each January beginning with January 2005, IIJA shall undertake the following true-up procedure:

       a. IIJA shall determine whether IIJA's Backbone Division's ratio of gross profit over operating expenses for the preceding calendar year falls within the interquartile range of IIJA's comparable companies' ratio of gross profit over operating expenses for the second preceding year or satisfies some other methodology used for U.S. transfer pricing purposes. If IIJA's Backbone Division's ratio of gross profit over operating expenses falls within the interquartile range of IIJA's comparable companies' ratio of gross profit over operating expenses for the second preceding year or satisfies some other methodology to be used for U.S. transfer pricing purposes for the preceding year, no true-up shall be required.

       b. If, on the other hand, IIJA's Backbone Division's ratio of gross profit over operating expenses as defined above does not fall within the interquartile range of IIJA's comparable companies' ratio of gross profit over operating expenses for the second preceding year or satisfy some other methodology used for U.S. transfer pricing purposes, IIJA shall determine the amount of true-up required.

              i. If IIJA's Backbone Division's ratio falls below the interquartile range, IIJA shall calculate the additional Mark-up Application Rate necessary for its ratio of gross profit over operating expense for the preceding calendar


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                   year to fall within the interquartile range of IIJA's
                   comparable companies' ratio of gross profit over operating expenses for the second preceding year. This difference in the Mark-up Application Rate shall be multiplied by actual SG&A expenses for the preceding year to determine the true-up amount by which the Service Fee for the preceding year needs to be increased.

              ii. If IIJA's Backbone Division's ratio falls above the interquartile range, IIJA shall calculate the reduction in the Mark-up Application Rate necessary for its ratio of gross profit over operating expense for the preceding calendar year to fall within the interquartile range of IIJA's comparable companies' ratio of gross profit over operating expenses for the second preceding year. This difference in the Mark-up Application Rate shall be multiplied by actual SG&A expenses for the preceding year to determine the true-up amount by which the Service Fee for the preceding year needs to be reduced.

       c. IIJA shall record for statutory accounting purposes for its most recently ended calendar year, an increase or decrease in Service Fee income and accounts receivable or payable, respectively, in the amount calculated in b. above.

       d. IIJ shall record for statutory accounting purposes for its current fiscal year, an increase or decrease in Service Fee expense and accounts payable or receivable, respectively, in the amount calculated in b. above.

       e. Notwithstanding the requirements of this subparagraph regarding calculation of a true-up amount, the parties must also agree that the true-up amount to be recorded by IIJ and IIJA appears reasonable from a Japanese transfer pricing perspective.

      4.5 Invoicing and Payment. IIJA shall furnish to IIJ within fifteen (15) days after the end of each month an invoice for the Service Fee for that month determined in accordance with subsections 4.2 and 4.4 of this paragraph. IIJA shall furnish to IIJ a detailed explanation of the computation of any monthly Service Fee upon IIJ's request. IIJ shall pay the Service Fee specified in each invoice within sixty (60) days after receipt of such invoice by telegraphic transfer. Payments shall be made in U.S. dollars.

5.   RELATIONSHIP OF THE PARTIES

     5.1 The relationship between IIJA and IIJ under this Agreement shall be that of service provider and client, respectively.

     5.2 IIJA shall not contract in the name of IIJ and IIJA shall not represent or hold itself out as the agent of IIJ nor do any act or thing which might result in any third party believing that IIJA has authority to contract or enter into any commitment on behalf of or in the name of IIJ.

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6.   BREACH OR DEFAULT

     Notwithstanding the term of this Agreement set forth in paragraph 1, in the event of any breach or default by the other party of any of the terms or conditions of this Agreement, either party may immediately terminate this Agreement by giving written notice thereof to the other party. All amounts due each of the parties hereto, respectively, shall thereupon become due and immediately payable.

7.   RISK AND LIABILITY
     7.1 IIJA hereby warrants to IIJ that all Services shall be performed in a professional and workmanlike manner. Except for the foregoing, IIJA makes no other warranties or representations as to the Services rendered, and hereby disclaims all express and implied warranties, including, but not limited to, implied warranties of merchantability, fitness for a particular purpose, and non-infringement. Further, IIJA disclaims any warranty that the Service will succeed in resolving any problems, or that any work product including, but not limited to inventions, of the Service will be free from latent defects.

     7.2 Notwithstanding the foregoing, all risk of shortfall in performance, and any liability to third parties arising from such shortfall in performance or from defective performance or non-performance of its obligations to provide the services, shall be and remain with IIJ, and IIJ shall hold IIJA harmless from any such liability to third parties howsoever caused regardless of whether the loss is insured or uninsured.

     7.3 IIJA shall give prompt notice in writing to IIJ of any third party claim as is referred to in this paragraph whereupon IIJ shall have the right at its own expense to assume the defense of, or to dispose of, or to settle any such claim, and IIJA will give all reasonable assistance in its defense of such claims.

8.   CONFIDENTIALITY

     8.1 Of the technical, business and other information provided by the other party in relation to the performance of the entrusted business, neither IIJA nor IIJ shall disclose to any third party any information, which is designated as confidential in a writing, if disclosed in such writing, or designated as confidential in a writing that specifies the contents thereof and given within ten days of its disclosure, if disclosed orally (hereinafter referred to as the "Confidential Information"); provided, however, that the above provision shall not apply to any information falling under any of the following items:

       (1)    information which is already in the public domain at the time it is provided to or becomes known by the receiving party;
       (2)    information which the receiving party already possesses at the time it is provided to or becomes known by the receiving party;
       (3) information which comes into the public domain through no fault of the receiving party after it is provided to or becomes known by the receiving party;
       (4) information which the receiving party becomes aware of through developing such information independently of any information that is provided to or becomes known by the receiving party;

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       (5)    information which the receiving party lawfully obtains from a third party who has due authority without bearing any confidentiality obligation; or
       (6) information which the receiving party is requested to disclose by any competent authority or a law or regulation.

     8.2 IIJA and IIJ shall use the Confidential Information provided by the other party only within the scope of the purpose of this Agreement.

     8.3 The confidentiality obligation under this paragraph shall continue for three years after the receipt of the relevant Confidential Information.

     8.4 Upon IIJ's request, IIJA shall return to IIJ all of IIJ's plans, software, promotional and other material, etc. and all copies thereof provided to IIJA in connection with the services.

9.   AMENDMENT

This Agreement shall not be amended in any way other than by an agreement in writing signed by both parties which is expressly stated to amend this Agreement.

10.  PROHIBITION OF ASSIGNMENTS

This Agreement shall be binding on and shall inure to the benefit of the parties' successors and assigns. Notwithstanding the foregoing, neither party may assign or delegate this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other except either party may assign this Agreement to a person or entity into which it has been merged or which has otherwise succeeded to all or substantially all of its business.

11.  IMPOSSIBILITY OF PERFORMANCE

If, for any reason outside the control of IIJA, performance by IIJA of the services or any of them becomes impractical for any reason after IIJA has taken all reasonable steps to rectify the situation, then the parties will together seek alternative solutions. If no practical alternative solution can be found, then responsibility for the performance of such services that cannot any longer be performed shall cease without liability falling upon IIJA.

12.  FORCE MAJEURE

Neither IIJA nor IIJ shall be held liable for default, in the event that it fails in the performance of all or part of its obligations under this Agreement due to force majeure such as an act of God, a fire, an order or disciplinary action by any governmental authority, and a transportation accident. In such case, the relevant party shall promptly notify the other party, and consult with the other party on the subsequent procedures to be taken.

13.  WAIVER

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Failure at any time by either of the parties to enforce any of the provisions of this Agreement shall not be construed as a waiver by such party of such provisions or in any way affect the validity of this Agreement or any part thereof.


14.  LAW

The provision of this Agreement shall be construed in accordance with the laws of New York, without giving effect to conflict of law principles thereof.





INTERNET INITIATIVE JAPAN, LTD.


By: /s/ Koichi Suzuki
    -----------------------------------
    Koichi Suzuki
    President and CEO


Date: March 25, 2004




IIJ AMERICA, INC.


By: /s/ Isao Momota
    -----------------------------------
    Isao Momota
    President


Date: March 25, 2004


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                       EXHIBIT 1 - DESCRIPTION OF SERVICE


IIJA shall provide the following services for IIJ:

1. 1. Negotiating and arranging with IIJ for connections between the international lines to the routers which are possessed by IIJA and back out to other U.S. ISPs through data lines and connections. Ensuring that such connections are in place and operative 24 hours a day and seven days a week.

2. Obtaining and maintaining routers at several points of presence (POP) with the necessary capacity and functionality.

3. Ensuring that the backbone network within the United States is constantly in good working condition in 24 hours a day, seven days a week.

4. In case of backbone circuit or router failures, IIJA will divert all traffic to the alternative path that remains intact and unaffected by the failure, and then investigate the cause of failure without impacting production of traffic flow. IIJA will work with U.S. local carriers and vendors until the failure is recovered.

5. Providing various liaison and information gathering services for IIJ regarding the Internet market opportunities, market competitions and trends, activities by U.S. ISPs and telecom carriers in the U.S. market, in addition to other services as listed above.


Notes: IIJA currently operates its backbone facility in five points of presence (POP) in New York, New York; Palo Alto, San Jose, and Los Angeles, California; and Ashburn, Virginia.


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